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                                                                     Exhibit 11


                          Merchants Capital Corporation
                        Computation of Earnings Per Share

                                               December 31,
                                          1995              1994
                                      -----------       -----------
Net income for primary
  earnings per share                  $ 2,204,602       $ 1,401,025
                                       ==========        ==========

Net income for fully
  diluted earnings per
  share                               $ 2,204,602       $ 1,401,025
                                       ==========        ==========



Weighted average shares
  outstanding for primary
  earnings per share                      674,054          674,054

Weighted average shares
  outstanding for fully
  diluted earnings per
  share                                   674,054           674,054

Primary earnings per share                 $3.27              $2.08

Fully diluted earnings per share           $3.27              $2.08



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